Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA – February 6, 2004 – Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter ended December 31, 2003.

Sales for the fourth quarter were $69.6 million versus fourth quarter 2002 sales of $62.6 million, an increase of 11.1%. Net income for the fourth quarter of 2003 was $2.0 million, as compared to $0.3 million for the fourth quarter of 2002, a 505.1% increase. Fully diluted earnings per share for the fourth quarter of 2003 were $0.05, as compared to $0.01 for the fourth quarter of 2002. Foreign currency translation had a $3.7-million positive effect on sales for the quarter due to the stronger Euro, and net income reflected a tax benefit due to a lower effective tax rate for the year.

Sales of activated carbon in the fourth quarter of 2003 versus the comparable period in 2002 declined slightly. Increased demand from the drinking water market in Europe and for specialty carbons in the U.S. was offset by weakness in the industrial process market in the U.S. Service sales were $25.2 million, an increase of 12.3%, driven by strong demand for potable water service in Europe. Engineered Systems sales increased 31.7%, due to increased contract revenue on contracts secured in the second and third quarters for perchlorate removal and UV disinfection of drinking water. Consumer sales increased 37.2% due to increased demand for charcoal.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 28.8%, versus 31.9% for the fourth quarter of 2002. Carbon and Service margins were adversely affected by product mix, increases in employee benefit costs, and competition in Europe, partially offset by the positive impact of sales in Europe of U.S-sourced, lower-cost carbon due to the stronger Euro. Engineered Systems margins improved versus the fourth quarter of 2002 due to a product mix change and a lower cost structure within the service business. Consumer margins improved due to increased charcoal manufacturing efficiencies.

Operating expense for the fourth quarter of 2003 was $1.5 million lower than for the comparable period of 2002. This 10.6% improvement was due to a reduction in employee-related costs and professional service expense, partially offset by negative foreign exchange translation.

A tax benefit of $0.6 million was recorded in the fourth quarter of 2003 to bring the company’s overall annual effective tax rate to 1.6%. The tax benefit primarily related to a research and development tax credit project completed in the fourth quarter of 2003.

Sales for the twelve months ended December 31, 2003, were $278.3 million versus $258.1 million for the twelve months ended December 31, 2002, an increase of 7.8%. For the year, foreign currency translation had a positive impact of $14.6 million on sales. The change to the equity method of accounting for Calgon Mitsubishi Chemical Corporation, as the result of the joint venture formed by Calgon Carbon and Mitsubishi Chemical in 2002, had a negative impact of $4.4 million on the year-over-year sales comparison.

For the twelve months ended December 31, 2003, the company reported income before cumulative effect of accounting change of $4.5 million, versus $4.2 million for the comparable period of 2002, an increase of 6.2%. Net income for the year 2003 was $4.5 million, versus a net loss of $26.7 million in 2002. Earnings per share before the cumulative effect of accounting change on a diluted basis were $0.11 for both 2002 and 2003.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be payable to shareholders of record as of February 23, 2004, and will be payable on March 9, 2004.

Commenting on the results, John Stanik, president and chief executive officer of Calgon Carbon, said, “We are pleased with the sales growth for both the quarter and the year, especially increases in our Service and Engineered Systems segments. However, intense competition in our Carbon and Service businesses continued to compress margins. We were also encouraged by fourth quarter sales growth in the Consumer and Engineered Systems segments, and by margin improvement in those segments which was partially due to cost efficiencies.”

Looking ahead, Mr. Stanik continued, “In the short term, economic recovery in the U.S. and Europe will continue to be a major factor in the demand for Calgon Carbon’s products and services. A solid backlog for UV and perchlorate removal systems should have a positive impact on sales in our Engineered Systems segment. Consumer sales will be driven by increasing demand for activated carbon cloth and the introduction of new tarnish prevention products.”

“In the longer-term, sustained growth will depend on the successful implementation of our three-year strategic plan. We are off to an excellent start with the pending acquisition of Waterlink Specialty Products. We are making progress on all of our strategic initiatives — strengthening our core businesses, applying technical knowledge to solve new purification problems, and expanding our geographical presence — and expect them to have a significant positive impact on future results.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795

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Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net Sales	$69,624	$62,642	$278,322	$258,094

Cost of Products Sold	49,578	42,673	195,113	177,966
Depreciation and Amortization	5,255	5,012	19,789	19,039
Selling, Administrative & Research	12,876	14,409	55,826	51,828
Restructuring Charge	452	116	452	116

	68,161	62,210	271,180	248,949

Income from Operations	1,463	432	7,142	9,145
Interest Income (Expense) - Net	(283)	(449)	(1,555)	(1,988)
Equity Income (Loss) - Net	391	(186)	429	(186)
Other Income (Expense) - Net	(155)	(401)	(1,646)	(1,548)

Income Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change	1,416	(604)	4,370	5,423
Provision (Benefit) for Income Taxes	(586)	(855)	64	1,315

Income Before Minority Interest and Cumulative Effect of Accounting Change	2,002	251	4,306	4,108
Minority Interest	31	85	179	114

Income Before Cumulative Effect of Accounting Change	2,033	336	4,485	4,222
Cumulative Effect of Accounting Change	—	—	—	(30,926)

Net Income (Loss)	$2,033	$336	$4,485	$(26,704)

Net Income per Common Share Before Cumulative Effect of Accounting Change
Basic	$.05	$.01	$.12	$.11
Diluted	$.05	$.01	$.11	$.11

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Cumulative Effect of Accounting Change per Common Share
Basic	$—	$—	$—	$(.79)
Diluted	$—	$—	$—	$(.79)

Adjusted Net Income (Loss) per
Basic	$.05	$.01	$.12	$(.69)
Diluted	$.05	$.01	$.11	$(.68)

Weighted Average Shares Outstanding (Thousands)
Basic	39,006	38,963	39,000	38,939
Diluted	39,258	38,963	39,157	39,131

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,954	$4,093
Receivables	46,133	45,490
Inventories	51,811	48,665
Other current assets	24,210	18,169

Total current assets	131,108	116,417
Property, plant and equipment, net	128,956	134,852
Other assets	42,131	39,360

Total assets	$302,195	$290,629

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$—
Other current liabilities	45,489	38,950

Total current liabilities	46,093	38,950
Long-term debt	53,600	57,600
Other liabilities	40,350	40,705

Total liabilities	140,043	137,255
Minority interest	279	56
Total shareholders’ equity	161,873	153,318

Total liabilities and shareholders’ equity	$302,195	$290,629

Calgon Carbon Corporation

Segment Data

Segment Sales	4Q03	4Q02	YTD 2003	YTD 2002
Activated Carbon	25,311	25,902	108,380	100,625
Service	25,182	22,421	96,198	93,494
Engineered Solutions	12,342	9,371	40,770	40,081
Consumer	6,789	4,948	32,974	23,894

Total Sales (thousands)	$69,624	$62,642	$278,322	$258,094

Segment Operating Income (Loss)*	4Q03	4Q02	YTD 2003	YTD 2002
Activated Carbon	3,570	4,115	14,012	16,307
Service	3,284	4,016	12,089	18,512
Engineered Solutions	531	(1,699)	141	(5,245)
Consumer	(215)	(872)	1,141	(1,274)

Total Income from operations (thousands)	$7,170	$5,560	$27,383	$28,300